                                                                    EXHIBIT 10.P

                                                               Execution Version


================================================================================
                           PURCHASE AND SALE AGREEMENT
================================================================================



                                 By and Between

                          EL PASO ENERGY PARTNERS, L.P.
                                    (Seller)

                                       and

                           EL PASO PRODUCTION GOM INC.
                                     (Buyer)


                     ======================================


                           Covering the Acquisition of


                              ALL OF THE ASSETS OF
                                  (the Assets)


                                  ARGO, L.L.C.
                                     (Argo)





                     ======================================


                                  April 1, 2002

                                TABLE OF CONTENTS

1.       Definitions..............................................................................................1

2.       The Transactions.........................................................................................8
         (a)      Sale of Assets..................................................................................8
         (b)      Consideration...................................................................................8
         (c)      The Closing.....................................................................................8
         (d)      Deliveries at the Closing.......................................................................8
         (e)      Assumed Obligations.............................................................................8
         (f)      Proposed Closing Statement and Post-Closing Adjustment..........................................9

3.       Representations and Warranties Concerning the Transaction...............................................10
         (a)      Representations and Warranties of the Seller...................................................10
         (b)      Representations and Warranties of the Buyer....................................................11

4.       Representations and Warranties Concerning the Assets and/or Argo........................................13
         (a)      Organization, Qualification and Company Power..................................................13
         (b)      Noncontravention...............................................................................13
         (c)      Title to and Condition of Assets...............................................................13
         (d)      Material Change................................................................................14
         (e)      Legal Compliance...............................................................................15
         (f)      Tax Matters....................................................................................15
         (g)      Contracts and Commitments......................................................................15
         (h)      Litigation.....................................................................................15
         (i)      Environmental Matters..........................................................................16
         (j)      Preferential Purchase Rights...................................................................17
         (k)      Financial Statements...........................................................................17
         (l)      Employee Matters...............................................................................18
         (m)      Prohibited Events..............................................................................18
         (n)      Regulatory Matters.............................................................................18
         (o)      Intercompany Transactions......................................................................18
         (p)      Disclaimer of Representations and Warranties Concerning Personal Property,
                  Equipment and Fixtures.........................................................................18

5.       Pre-Closing Covenants...................................................................................19
         (a)      General........................................................................................19
         (b)      Notices and Consents...........................................................................19
         (c)      Operation of Business..........................................................................19
         (d)      Intercompany Transactions......................................................................20
         (e)      Full Access....................................................................................20
         (f)      Liens and Encumbrances.........................................................................20

6.       Post-Closing Covenants..................................................................................21
         (a)      General........................................................................................21


         (b)      Litigation Support.............................................................................21
         (c)      Surety Bonds; Guarantees.......................................................................21
         (d)      Delivery and Retention of Records..............................................................22

7.       Conditions to Obligation to Close.......................................................................22
         (a)      Conditions to Obligation of the Buyer..........................................................22
         (b)      Conditions to Obligation of the Seller.........................................................23

8.       Remedies for Breaches of this Agreement.................................................................24
         (a)      Survival of Representations and Warranties.....................................................24
         (b)      Indemnification Provisions for Benefit of the Buyer............................................24
         (c)      Indemnification Provisions for Benefit of the Seller...........................................26
         (d)      Matters Involving Third Parties................................................................27
         (e)      Determination of Amount of Adverse Consequences................................................28
         (f)      Tax Treatment of Indemnity Payments............................................................28

9.       Tax Matters.............................................................................................28
         (a)      Tax Returns....................................................................................28
         (b)      Straddle Periods...............................................................................29
         (c)      Straddle Returns...............................................................................29
         (d)      Tax Indemnification............................................................................29
         (e)      Certain Taxes..................................................................................29
         (f)      Tax Refunds....................................................................................30
         (g)      Purchase Price Allocation......................................................................30
         (h)      Closing Tax Certificate........................................................................30
         (i)      Like Kind Exchanges............................................................................30

10.      Termination.............................................................................................30
         (a)      Termination of Agreement.......................................................................30
         (b)      Effect of Termination..........................................................................31

11.      Miscellaneous...........................................................................................31
         (a)      Public Announcements...........................................................................31
         (b)      Insurance......................................................................................32
         (c)      No Third Party Beneficiaries...................................................................32
         (d)      Succession and Assignment......................................................................32
         (e)      Counterparts...................................................................................32
         (f)      Headings.......................................................................................32
         (g)      Notices........................................................................................33
         (h)      Governing Law..................................................................................33
         (i)      Amendments and Waivers.........................................................................33
         (j)      Severability...................................................................................33
         (k)      Transaction Expenses...........................................................................34
         (l)      Construction...................................................................................34
         (m)      Incorporation of Exhibits and Schedules........................................................34
         (n)      Entire Agreement...............................................................................34

                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A:                 Description of Assets
Exhibit B-1:               Form of Prince ORI Assignment
Exhibit B-2:               Form of Prince TLP Assets Assignment
Exhibit C:                 Form of Parent Guaranty
Exhibit D:                 Form of Certification of Non-Foreign Status
Exhibit E:                 [Intentionally omitted.]
Exhibit F:                 Form of Exchange Agreement
Exhibit G:                 Form of Termination Agreement
Exhibit H:                 Form of Platform Agreement
Exhibit I:                 Form of Sublease

Schedule 1(a)              Subject Insurance Policies
Schedule 1(b)              Permitted Encumbrances
Schedule 3(a)(ii)          Consents (Seller)
Schedule 3(a)(iii)         Noncontravention (Seller)
Schedule 3(b)(ii)          Consents (Buyer)
Schedule 3(b)(iii)         Noncontravention (Buyer)
Schedule 4(b)              Noncontravention (the Assets)
Schedule 4(c)(i)           Encumbrances
Schedule 4(c)(ii)          Condition of Assets
Schedule 4(c)(v)           Encumbrances for Borrowed Money
Schedule 4(d)              Material Changes
Schedule 4(f)              Tax Matters
Schedule 4(g)(i)           Subject Contracts
Schedule 4(g)(ii)          Rights of Way
Schedule 4(h)              Litigation
Schedule 4(i)              Environmental Matters
Schedule 4(i)(ii)          Environmental Permits
Schedule 4(j)              Preferential Purchase Rights
Schedule 4(k)              Financial Statements
Schedule 4(k)(ii)          Assumed Obligations
Schedule 4(n):             Regulatory Matters
Schedule 4(o):             Intercompany Transactions
Schedule 5(c)              Operation of Business
Schedule 5(c)(v)           Capital Expenditures Budget
Schedule 6(c)              Surety Bonds

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") dated as of April 1, 2002 is by and between El Paso Energy Partners, L.P., a Delaware limited partnership (the "Seller"), and El Paso Production GOM Inc., a Delaware corporation (the "Buyer"). The Seller and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Seller owns indirectly all of the issued and outstanding membership interest in Argo, L.L.C., a Delaware limited liability company ("Argo"), which owns (or will own at Closing) the Prince ORI (defined herein) and the Prince tension leg platform and all related contracts (including the Farmout Agreement (defined herein) and all reversionary rights thereunder), facilities, and other assets and pipelines as described on Exhibit A (collectively, excluding the Prince ORI, the "Prince TLP Assets");

         WHEREAS, the Seller desires to cause the sale, assignment and transfer of the Assets (defined herein) to the Buyer, and the Buyer desires to purchase the Assets, subject to the terms set forth below; and

         WHEREAS, at the Closing (defined herein), among other things, Argo and the Buyer shall enter into a Platform Use Agreement in the form of Exhibit H (the "Platform Agreement") setting forth the rights and obligations of such parties with respect to the Prince TLP, and the Processing Agreement dated as of August 23, 2000 (the "Processing Agreement") between Argo and the Buyer shall be terminated.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that (i) with respect to the Seller, the term "Affiliate" shall exclude each member of the El Paso Group and (ii) with respect to the Buyer, the term "Affiliate" shall exclude each member of the Seller Group.

         "Agreement" has the meaning set forth in the preface.

         "Argo" has the meaning set forth in the recitals.

         "Argo Credit Agreement" means that certain Credit Agreement dated as of August 23, 2000 among Argo, the lenders party thereto, the Chase Manhattan Bank, as administrative agent and Chase Securities Inc., as arranger, as amended, restated, supplemented or otherwise modified from time to time

         "Assets" means all of the assets of Argo, including the Prince TLP Assets, the Prince ORI and any positive working capital.

         "Assignments" means the Prince TLP Assets Assignment and the Prince ORI Assignment.

         "Assumed Obligations" has the meaning set forth in Section 2(e).

         "Audited Financial Statements" has the meaning set forth in Section
4(k).

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have an adverse effect on such Person and would require an expense of such Person in excess of $1,000,000.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Buyer Party" means each of (i) the Buyer, (ii) El Paso Corporation, and (iii) each Affiliate of the Buyer in which El Paso Corporation owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement.

         "CERCLA" has the meaning set forth in Section 4(i)(i).

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "El Paso Corporation" means El Paso Corporation, a Delaware corporation.

         "El Paso Group" means, other than members of the Seller Group, (i) each Affiliate of El Paso Corporation in which El Paso Corporation owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in such capacity.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, purchase or preferential right, right of first refusal, option or other defect in title.

         "Environmental Law" and "Environmental Laws" have the meanings set forth in Section 4(i).

         "EPN PSA" means the Purchase, Sale and Merger Agreement dated the date of this Agreement between El Paso Tennessee Pipeline Co. and the Seller.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Exchange Agreement" has the meaning set forth in Section 9(i).

         "Farmout Agreement" means the Farmout Agreement dated October 25, 1999 between Flextrend Development Company, L.L.C., as Farmor, and the Buyer, as Farmee.

         "Financial Statements" has the meaning set forth in Section 4(k).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means accounting principles generally accepted in the United States consistently applied.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Indebtedness" means, with respect to any Person, to the extent not classified as a current liability, on a consolidated basis, all Obligations of the Person to other Persons for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person and (e) any liability, indebtedness or other Obligation of the Person.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Knowledge": an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

         "Law" or "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Leases" means OCS leases OCS G-6922, OCS G-6921 and OCS G-13091.

         "Material Adverse Effect" means any change or effect relating to the business and operations relating to the Assets taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely effects the value of the Assets taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "MODEC Dispute" means the Seller's current dispute regarding additional costs related to Amfels' work for MODEC on the Prince tension leg platform hull.

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Oil & Gas" means oil and gas and associated hydrocarbons.

         "Ordinary Course of Business" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parent Guaranty" means the performance guaranty in the form of Exhibit C.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) inchoate, mechanic's, materialmen's, and similar liens; (iii) any inchoate liens or other Encumbrances created pursuant to any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on Schedule 1(b) for which amounts are not due; (iv) easements, rights-of-way, restrictions and other similar Encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business; and (v) Title Defects waived pursuant to Section 5(f)(ii).

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Platform Agreement" has the meaning set forth in the recitals.

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Assets with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any of the Assets with respect to a Pre-Closing Tax Period.

         "Preferential Rights" has the meaning set forth in Section 4(j).

         "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Prince ORI" means, to the extent arising, accruing or otherwise related to the period on, including and after the Purchase Price Adjustment Date, all of Argo's rights, title and interests in and to the overriding royalty interest in the Leases, excluding Argo's contractual rights contained in the Farmout Agreement.

         "Prince ORI Assignment" means the assignment and assumption agreement in the form of Exhibit B-1.

         "Prince TLP Assets" has the meaning set forth in the recitals.

         "Prince TLP Assets Assignment" means the assignment and assumption agreement in the form of Exhibit B-2 pursuant to which all of the Assets other than the Prince ORI will be assigned.

         "Processing Agreement" has the meaning set forth in the recitals.

         "Proposed Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Purchase Price" means (i) $190 million, plus (ii) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (iii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

         "Purchase Price Adjustment Date" means immediately after the close of business on March 31, 2002.

         "Purchase Price Decreases" means, without duplication, the following:
(i) 100% of the amount, if any, of negative Working Capital of Argo as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP; (ii) 100% of the amount, if any, of all of the consolidated Indebtedness (other than Indebtedness otherwise included in the Working Capital) of Argo as of the Purchase Price Adjustment Date; (iii) 100% of the amount, if any, of all dividends and/or distributions made by Argo, if any, between the Purchase Price Adjustment Date and the Closing Date; and (iv) 100% of the collective amount of any Title Failure Values.

         "Purchase Price Increases" means, without duplication, 100% of the amount, if any, of positive Working Capital of Argo as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP.

         "Records" has the meaning set forth in Section 6(d).

         "Retained Obligations" means any and all obligations related to, arising under, or in connection with (i) any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to the Assets on the Closing Date, including the matters listed on Schedule 4(h) or (ii) the Argo Credit Agreement.

         "Rights of Way" has the meaning set forth in Section 4(g).

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Seller" has the meaning set forth in the preface.

         "Seller Group" means (i) the Seller, (ii) each Affiliate of the Seller in which the Seller owns (directly or indirectly) an Equity Interest and (iii) each natural person that is an Affiliate of the Seller solely because of such person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) - (ii) above, but only to the extent that such natural person is in its capacity as an officer, director or representative of such Person.

         "Seller Indemnitees" means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Seller Party" means each of (i) the Seller, (ii) Argo and (iii) each Affiliate of the Seller which is a party to any Transaction Agreement.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Contracts" has the meaning set forth in Section 4(g).

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Seller or any of its Affiliates maintain covering any Assets.

         "Sublease" means the platform space agreement in the form of Exhibit I.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to the Assets.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Agreement" means an agreement in the form of Exhibit G.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Title Defect Notice" has the meaning set forth in Section 5(f)(ii).

         "Title Defect" has the meaning set forth in Section 5(f)(ii).

         "Title Failure" has the meaning set forth in Section 5(f)(ii).

         "Title Failure Value" means the value of any Title Failure, as determined in accordance with Section 5(f)(iii).

         "Transaction Agreements" means this Agreement, the Assignments, the Parent Guaranty, the Platform Agreement, the Termination Agreement, the Exchange Agreement (if applicable), the Sublease and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

         "Unaudited Financial Statements" has the meaning set forth in Section 4(k).

         "Working Capital" means current assets less current liabilities.

         2. The Transactions.

         (a) Sale of Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to cause Argo to sell to the Buyer, and the Buyer agrees to purchase from Argo, all of the rights, title and interest in and to the Assets, free and clear of any Encumbrances.

         (b) Consideration. In consideration for the assignment of the Assets, the Buyer agrees to pay the Purchase Price to the Seller (or its designee) in cash by wire transfer of immediately available funds.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, commencing at 10:00 a.m., local time, on the last business day of the month in which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (d) Deliveries at the Closing. At the Closing, (a) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(h); (b) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b); (c) the Parties shall execute and deliver the Assignments; (d) the Parties shall execute and deliver the Termination Agreement; (e) the Parties shall execute and deliver the Platform Agreement; (f) the Buyer shall cause El Paso Corporation to execute and deliver the Parent Guaranty; (g) the Buyer shall deliver to the Seller or its designee the estimated Purchase Price as set forth on the Proposed Closing Statement; and (i) the Parties shall execute and/or deliver, or cause to be executed and/or delivered, each other Transaction Agreement.

         (e) Assumed Obligations. On the Closing Date, the Buyer will assume and will be obligated to fully and timely pay, perform, and discharge in accordance with their terms, any and all Obligations of Argo other than the Retained Obligations (the "Assumed Obligations"), including:

                  (i) any and all Obligations of Argo under the Subject
         Contracts;

                  (ii) any and all Obligations of Argo constituting accounts payable relating to, arising out of or connected with the ownership or operation of the Prince TLP Assets, including any negative Oil and Gas imbalances;

                  (iii) any and all negative working capital of Argo;

                  (iv) any and all Obligations of Argo relating to environmental and Tax matters; and.

                  (v) any and all Obligations in any way relating to the abandoning, decommissioning, or removing of any Assets or restoring or reconditioning the lands affected thereby.

         (f) Proposed Closing Statement and Post-Closing Adjustment.

                  (i) At least three business days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Seller's good faith estimate, including reasonable detail, of the Purchase Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(f)(ii), the "Closing Statement").

                  (ii) Upon receipt of the Closing Statement, the Buyer and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, then, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.

                  (iii) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Seller the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer (or its designee) the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(iv)at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyer's objections thereto pursuant to Section 2(f)(ii).

                  (iv) Any payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. If payment is being made after the fifth business day referred to in Section 2(f)(iii), the amount of the payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  (v) The Buyer shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Seller, and, if requested, to the Seller's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(ii).

                  (vi) Except as set forth in Section 2(f)(ii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

                  (i) Organization and Good Standing. The Seller is an entity duly organized, validly existing, and in good standing under the Laws of the state of Delaware. The Seller is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), no Seller Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                  (iii) Noncontravention. Except for prior approval of the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets or any of the Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller or any other Seller Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                  (i) Organization of the Buyer. Each Buyer Party is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Buyer Party is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                  (ii) Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on
         Schedule 3(b)(ii), no Buyer Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement, except for the prior approval of the FTC, if applicable.

                  (iii) Noncontravention. Except for the prior approval of the FTC (if applicable) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Buyer Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by such Transaction Agreement.

                  (iv) Brokers' Fees. No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (v) Investment. The Buyer is familiar with investments of the nature of the Assets, understands that this investment involves substantial risks, has adequately investigated the Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets, and is able to bear the economic risks of such investment. The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Assets, has received all materials, documents and other information that the Buyer deems necessary or advisable to evaluate the Assets, and has made its own independent examination, investigation, analysis and evaluation of the Assets, including its own estimate of the value of the Assets. The Buyer has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts constituting part of the Assets) as the Buyer deems adequate.

         4. Representations and Warranties Concerning the Assets and/or Argo. The Seller hereby represents and warrants to the Buyer as follows:

         (a) Organization, Qualification and Company Power. Each of the Seller Parties (x) is a limited liability company, partnership (limited or general) or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware; (y) is in good standing under the Laws of the state of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Noncontravention. Except for the need to obtain prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of any Transaction Agreement to which any Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Assets is subject or any provision of the Organizational Documents of any Seller Party or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Seller Party to consummate the transactions contemplated by such Transaction Agreement.

         (c) Title to and Condition of Assets.

                  (i) The Seller has good, marketable and indefeasible title to all of the Assets in each case free and clear of all Encumbrances, except for (a) Permitted Encumbrances and (b) Encumbrances disclosed in
         Schedule 4(c)(i). For the purposes of this Section 4(c)(i), "good, marketable and indefeasible title" with respect to the Prince ORI means a that record title (constituting a general warranty) which entitles the Seller to receive not less than the net overriding royalty interest(s) set forth on Exhibit A and attributable to the Oil & Gas produced, saved and marketed from each of the Leases and of all Oil & Gas produced, saved and marketed from any unit of which any Lease is a part and allocated to such Lease, all without reduction, suspension or termination of the interests in each Lease throughout the duration of such Lease. The Assets are described on Exhibit A. The operations of the Assets are the only operations reflected in the Financial Statements.

                  (ii) To the Seller's Knowledge, except as disclosed in
         Schedule 4(c)(ii), the Prince TLP Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs.

                  (iii) [Intentionally omitted.]

                  (iv) [Intentionally omitted.]

                  (v) Encumbrances for Borrowed Money. Except as set forth on
         Schedule 4(c)(v), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Assets and/or Argo.

         (d) Material Change. Except as set forth in Schedule 4(d), since December 31, 2001:

                  (i) there has not been any Material Adverse Effect with respect to the Assets and/or Argo;

                  (ii) the Prince TLP Assets have been operated and maintained in the Ordinary Course of Business;

                  (iii) to the Seller's Knowledge, there has not been any material damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance;

                  (iv) there has been no purchase, sale or lease of any material asset included in the Assets other than the acquisition of the Prince ORI by Argo;

                  (v) there has been no actual, pending, or to the Seller's Knowledge, threatened change affecting any of the Assets with any customers, licensors, suppliers, distributors or sales representatives of the Seller, except for changes that do not have a Material Adverse Effect;

                  (vi) there has been no (x) amendment or modification in any material respect to any Subject Contract or any other contract or agreement material to the Assets, or (y) termination of any Subject Contract or any other contract or agreement material to the Assets before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business; and

                  (vii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         (e) Legal Compliance. Each Seller Party, with respect to the Assets and/or Argo, has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Seller makes no representations or warranties in this
Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

         (f) Tax Matters. Except as set forth in Schedule 4(f) or as would not have a Material Adverse Effect:

                  (i) the Seller, Argo and their Affiliates have filed, or caused to be filed, all Tax Returns with respect to the Assets that they were required to file and such Tax Returns are accurate in all material respects;

                  (ii) All Taxes shown as due by the Seller, Argo or their Affiliates on any such Tax Returns have been paid; and

                  (iii) There is no dispute or claim concerning any Tax liability of Seller, Argo or any of their Affiliates related to the Assets claimed or raised in writing by any Governmental Authority.

         (g) Contracts and Commitments. Schedule 4(g)(i) contains a list of all the material contracts, agreements, licenses, permits and other documents and instruments constituting part of the Assets (the "Subject Contracts"), and each such Subject Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. Schedule 4(g)(ii) contains a list of all rights-of-way constituting part of the Assets (the "Rights of Way"). The Subject Contracts, together with the Rights of Way, constitute all of the contracts, agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation and business of the Prince TLP Assets consistent with applicable Laws and prior operation. The Seller Parties have performed all material obligations required to be performed by them to date under the Subject Contracts and the Rights of Way, and are not in default under any material obligation of any such contract or right-of-way, except when such default would not have a Material Adverse Effect. To the Seller's Knowledge, no other party to any Subject Contract is in default thereunder.

         (h) Litigation.

                  (i) Schedule 4(h) sets forth each instance in which the Seller or any of the Assets and/or Argo (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                  (ii) No Seller Party has Knowledge of any Basis for any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any of the Assets and/or Argo would be subject.

         (i) Environmental Matters. Except as set forth in Schedule 4(i):

                  (i) The Seller, with respect to the Assets, has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986 "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                  (ii) The Seller has obtained all permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Assets as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. Schedule 4(i)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Assets as they are presently operated, each of which is held in the name of the appropriate Seller Party as indicated on such schedule.

                  (iii) Except as would not have a Material Adverse Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against the Seller with respect to the Assets and/or Argo and the Seller has not received notice of any of the foregoing and (y) none of the Assets and/or Argo is, subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                  (iv) The Seller has not received any written notice that the Seller, with respect to the Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (v) All Hazardous Substances or solid wastes generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Seller or the conduct of the Seller, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i). For purposes of this Section 4(i), each reference to the Seller or Seller Parties shall be deemed to include the Seller Parties and their Affiliates.

         (j) Preferential Purchase Rights. Except as set forth on Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Assets, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights").

         (k) Financial Statements.

                  (i) Schedule 4(k) sets forth (A) audited financial statements covering the ownership and operation of the Assets and/or Argo as of, and for the twelve month period ended, December 31, 2000 (the "Audited Financial Statements") and (B) unaudited financial statements covering the ownership and operations of the Prince TLP Assets as of, and for the twelve month period ended, December 31, 2001 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements").

                  (ii) (A) The Financial Statements were prepared in accordance with GAAP (except as expressly set forth therein, except (with respect to the Unaudited Financial Statements) for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and fairly present, in all material respects, the financial position, income and cash flows associated with the ownership and operation of the Assets and/or Argo as of the dates and for the periods indicated;
         (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except (with respect to the Unaudited Financial Statements) for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and except (with respect to the Unaudited Financial Statements) for normal year-end adjustments); and (C) except with respect to Obligations under the Farmout Agreement or set forth on Schedule 4(k)(ii), all Assumed Obligations are reflected in the Financial Statements.

                  (iii) With respect to the Prince ORI, prior to and through the Closing Date the Seller Parties have properly made all payments and disbursements owing to each overriding royalty owner for whom a Seller Party was responsible to make any such payments and/or disbursements.

         (l) Employee Matters. Argo has no employees.

         (m) Prohibited Events. None of the matters described in Section 5(c) have occurred since June 30, 2001.

         (n) Regulatory Matters. No Seller Party is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Except as set forth on Schedule 4(n), none of the Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

         (o) Intercompany Transactions. Each outstanding receivable, payable and other intercompany transaction and arrangement between the Seller and any of its Affiliates, on the one hand, and Argo, on the other hand, is listed on Schedule 4(o).

         (p) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment and Fixtures. The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Assets and the officers and employees of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY ASSETS ARE YEAR 2000

COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. The Buyer shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Seller's conditions to closing in Section 7(b). The Seller shall, and shall cause Argo to, use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Buyer's conditions to closing in Section 7(a).

         (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) on April 1, 2002. Without limiting the generality of the foregoing, the Parties agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 9:00 a.m. (Houston time) on April 1, 2002; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

         (c) Operation of Business. The Seller shall not permit Argo to, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Schedule 5(c), the Seller shall not permit Argo to do any of the following:

                  (i) [intentionally omitted];

                  (ii) cause or allow any part of the Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(c);

                  (iii) amend in any material respect any Subject Contract material to the Assets or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement expires in accordance with its terms in the Ordinary Course of Business;

                  (iv) except as required by Law, make, change or revoke any Tax election relevant to any Asset;

                  (v) (A) acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets other than the Prince ORI; (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; (C) sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this Section 5(c)(v) or (except for contracts with aggregate Obligations not in excess of $10,000) otherwise not in the Ordinary Course of Business; provided that notwithstanding any provision of this Agreement, if the Buyer expressly consents in writing (x) Argo shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by Argo's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) so long as such dividends and/or distributions are reflected as a Purchase Price Decrease, where appropriate, and (y) Argo may make or incur capital expenditures in accordance with the terms of its Organizational Documents and the capital expenditures budget set forth on Schedule 5(c)(v); or

                  (vi) [Intentionally omitted.]

                  (vii) initiate or settle any litigation, complaint, rate filing or administration proceeding relating to the Assets.

         (d) Intercompany Transactions. All outstanding receivables, payables and other intercompany transactions and arrangements between the Seller and any of its Affiliates, on the one hand, and Argo, on the other hand, shall remain in full force and effect as Assumed Obligations through and after the Closing.

         (e) Full Access. The Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of Argo or pertaining to any of the Assets.

         (f) Liens and Encumbrances.

                  (i) Prior to the Closing, the Seller shall obtain releases of all liens and other Encumbrances disclosed in Schedule 4(c)(i), without any post-Closing liability or expense to any Asset or any Buyer Party, and shall provide proof of such releases to the Buyer at the Closing.

                  (ii) Prior to the Closing, the Buyer may from time to time notify Seller in writing (a "Title Defect Notice") of any liens or other Encumbrances or defects or irregularities of title which would cause a breach of a representation or warranty of Seller set forth in
         Section 4(c)(i) with respect to the Prince ORI ("Title Defect"). Any Title Defect as described in a Title Defect Notice delivered to the Seller prior to Closing and not cured to the Buyer's satisfaction on or before the Closing, unless the time for cure is extended in writing by the Buyer, shall be a "Title Failure" unless waived by Buyer. Any Title Defect waived by Buyer shall become a Permitted Encumbrance.

                  (iii) In the event of a Title Failure, then the Title Failure Value associated with such Title Failure shall be the product of (A) the allocated value attributed to the Prince ORI pursuant to Section 9(g) multiplied by (B) the actual overriding royalty interest attributable to the Prince ORI, divided by (C) the overriding royalty interest attributable to the Prince ORI stated in Exhibit A:

         6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8). The Seller shall have sole control over all litigation, arbitration, settlement and other dispute resolution proceedings with respect to the MODEC Dispute; provided that Seller shall keep Buyer promptly informed as to the progress and resolution of the MODEC Dispute.

         (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Seller or any of its Affiliates in connection with the Assets, including the surety bonds and guarantees listed on Schedule 6(c). The Buyer and the Seller shall cooperate to effect all such substitutions and the Buyer shall indemnify and hold the Seller harmless from and against any Adverse Consequences arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Seller from any surety or guaranty obligations with respect to the Assets.

         (d) Delivery and Retention of Records. On the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Assets (other than Tax Records) that are in the possession or control of the Seller (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

         7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Seller contained in Sections 3(a) and 4 must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the representations and warranties in Section 4(c)(ii) and (B) the representations and warranties in Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) the Seller must have performed and complied in all material respects with its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental

         Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iv) the Seller must have obtained all material Governmental Authority and third party consents, including any material consents specified in Sections 3(a)(ii), 3(a)(iii) and 4(b) and including the corresponding Schedules;

                  (v) the Seller must have delivered to the Buyer a certificate to the effect that each of the conditions specified in Sections 7(a)(i)
         - (iv) is satisfied in all respects;

                  (vi) the FTC must have approved the transactions contemplated hereunder;

                  (vii) the Closing Date shall be no earlier than March 28, 2002;

                  (viii) El Paso Tennessee Pipeline Co. (an Affiliate of the Buyer) and the Seller must have executed and delivered the EPN PSA and the closing of the transactions contemplated therein must have occurred; and

                  (ix) the Seller shall have caused any and all amounts outstanding under the Argo Credit Agreement to be paid in full.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Buyer contained in Section 3(b) must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                  (ii) the Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                  (iii) there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental

         Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                  (iv) the Seller must have obtained all material Governmental Authority and third party consents, including material consents specified in Sections 3(a)(ii), 3(a)(iii) and 4(b) and including the corresponding Schedules;

                  (v) the Buyer must have delivered to the Seller a certificate to the effect that each of the conditions specified in Sections 7(b)(i)
         - (iv) is satisfied in all respects;

                  (vi) the FTC must have approved the transactions contemplated hereunder;

                  (vii) El Paso Tennessee Pipeline Co. (an Affiliate of the Buyer) and the Seller must have executed and delivered the EPN PSA and the closing of the transactions contemplated therein must have occurred; and

                  (viii) the Seller shall have caused any and all amounts outstanding under the Argo Credit Agreement to be paid in full.

         The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement

         (a) Survival of Representations and Warranties. (i) All of the representations and warranties of the Seller contained in Sections 3(a) and 4 (other than Sections 4(f) and 4(h)(ii)) shall survive the Closing hereunder for a period of three years after the Closing Date; (ii) the representations and warranties of the Seller contained in Section 4(f) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim, and (iii) the representations and warranties of the Seller contained in Section 4(h)(ii) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing for a period of three years after the Closing Date. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement (other than Section 8(b)(iv)) shall survive the Closing forever. The covenants and obligations contained in Section 8(b)(iv) shall survive the Closing for a period of three years after the Closing Date

         (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event: (x) the Seller breaches any of its representations or warranties (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) the representations and warranties in Section 4(c)(ii) and (B) the representations and warranties in Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) contained herein (other than a representation or warranty contained in Section 4(f)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release and indemnify the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees; provided, that the Seller shall not have any obligation to release and indemnify the Buyer Indemnitees from and against any such Adverse Consequences (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible amount equal to 1% of the Purchase Price (after which point the Seller shall be obligated only to release and indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Seller shall have no obligation to release and indemnify the Buyer Indemnitees from and against further such Adverse Consequences); provided, however, that the deductible amount with respect to breaches of Section 4(c)(i) shall be $190,000.

                  (ii) In the event: (x) the Seller breaches any of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations in this Agreement or any representation or warranty contained in Section 4(f) (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees.

                  (iii) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences resulting by reason of joint and several liability with the Seller arising by reason of having been required to be aggregated with the Seller under section 414(o) of the Code, or having been under "common control" with the Seller, within the meaning of Section 4001(a)(14) of ERISA.

                  (iv) In the event: (x) there is an applicable survival period pursuant to Section 8(a) and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees with respect to any environmental condition, claim or loss with respect to any of the Assets and/or Argo arising as a result of events occurring or conditions existing on or prior to the Purchase Price Adjustment Date, including the matters disclosed in Schedule 4(i).

                  (v) The Seller agrees to indemnify the Buyer Indemnitees from and against the entirely of any Adverse Consequences arising before or after the Closing Date and suffered by the Buyer Indemnities with respect to, the MODEC Dispute.

                  (vi) [Intentionally omitted.]

                  (vii) [Intentionally omitted.]

                  (viii) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences suffered by the Buyer Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to the Assets and/or Argo on the Closing Date, including the matters listed on
         Schedule 4(h).

                  (ix) [Intentionally omitted.]

                  (x) Notwithstanding anything to the contrary contained in Sections 8(b)(i), (iii) and (iv), the Seller shall not have any obligation to indemnify any Buyer Indemnified Party to the extent that the payment thereof would cause the Seller's aggregate indemnity payments under all of Sections 8(b)(i), (iii) and (iv), (but excluding Sections 8(b)(v) and (viii)) to exceed 100% of the Purchase Price.

                  (xi) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Seller of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (xii) Except for the rights of indemnification provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller arising from any breach by the Seller of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (c) Indemnification Provisions for Benefit of the Seller.

                  (i) In the event: (x) the Buyer breaches any of its representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) within such survival period, then the Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by such Seller Indemnitees.

                  (ii) Subject to the proviso at the end of this Section 8(c)(ii), the Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of Adverse Consequences suffered by the Seller Indemnitees the Basis for which is attributable to the period prior to the Closing Date, relating to, arising out of, or connected with the ownership or operation of the Assets; provided, that this release and indemnity shall not be effective (A) with respect to any matter for which the Seller has indemnified the Buyer Indemnitees (other than with respect to any deductible or cap applicable to such indemnity and set forth in Section 8(b)) unless and until, pursuant to Section 8(a), the survival period for such indemnity has expired and then only with respect to matters for which written notice of such Adverse Consequences has not been given to Seller prior to the expiration of such survival period, or (B) with respect to matters for which Seller is responsible pursuant to Section 9.

                  (iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (iv) Except for the rights of indemnification provided in this
         Section 8, the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be treated as purchase price adjustments for Tax purposes.

         9. Tax Matters.

         (a) Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Assets. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Assets. The Seller shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

         (b) Straddle Periods. The Buyer shall be responsible for Taxes with respect to the Assets related to the portion of any Straddle Period occurring after the Closing Date. The Seller shall be responsible for such Taxes relating to the portion of any Straddle Period occurring before and on the Closing Date. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Assets shall be allocated based on the number of days in the partial period before and after the Closing Date and (ii) all other Taxes shall be allocated on the basis of the actual activities or attributes of the Assets for each partial period as determined from the books and records of Seller, Argo and their Affiliates.

         (c) Straddle Returns. The Buyer shall prepare any Straddle Returns and deliver same to the Seller for review and comment at least 45 days prior to the due date (including any extension) for filing each such Straddle Return, together with a statement setting forth the allocation of taxable income and Taxes under Section 9(b) and the amount of Tax that the Seller owes. The Seller and the Buyer agree to consult with each other to attempt to resolve in good faith any issue arising as a result of Seller's review of such Straddle Return and mutually to consent to the filing thereof as promptly as possible. Not later than five days before the due date for the payment of Taxes with respect to any such Straddle Return, the Seller shall pay or cause to be paid to the Buyer either (i) if Buyer and Seller are in agreement as to the amount of Taxes owed by Seller, that amount, or (ii) if Buyer and Seller cannot agree on the amount of Taxes owed by the Seller, the maximum amount of Taxes reasonably determined by the Seller to be owed by it, in which case (A) the Seller and the Buyer shall refer the dispute to an independent "Big-Five" accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute within ten days following the payment of the undisputed amount, (B) the determination of such accounting firm as to the amount of Taxes owing by the Seller with respect to a Straddle Return shall be binding on both the Seller and the Buyer, (C) the Seller and the Buyer shall equally share the fees and expenses of the accounting firm, and (D) within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (d) Tax Indemnification. The Buyer agrees to indemnify the Seller against (i) all Taxes with respect to the Assets, and (ii) all Taxes of Argo assumed by the Buyer pursuant to Section 2(e)(iv) for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Seller agrees to indemnify the Buyer against (i) all Taxes with respect to the Assets, and (ii) all Taxes of Argo assumed by the Buyer pursuant to Section 2(e)(iv) for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

         (e) Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall,


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

and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         (f) Tax Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(f), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund in respect thereof shall be deemed to occur upon the filing of a return or an adjustment thereto claiming the benefit of such reduction, overpayment or offset.

         (g) Purchase Price Allocation. The Seller and the Buyer shall, within ninety (90) days after the Closing Date, agree to allocate the Purchase Price (as adjusted pursuant to this Agreement) and any Assumed Obligations among the Assets. Seller and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section
1060) in a manner consistent with such allocation and (ii) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. Seller and Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within 10 days prior to the filing of such form with the Internal Revenue Service.

         (h) Closing Tax Certificate. On the Closing Date, the Seller shall deliver to the Buyer a certificate (in the form attached hereto as Exhibit D) signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to
Section 1445 of the Code.

         (i) Like Kind Exchanges. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like kind" exchange pursuant to Section 1031 of the Code. Each of the Buyer and Seller agree to indemnify the other Party against any and all costs and expenses incurred with respect to furnishing such cooperation. Each Party may assign its rights under this Agreement to a "qualified intermediary" to facilitate a like-kind exchange. The agreement between the applicable Party and the qualified intermediary ("Exchange Agreement") shall be set forth as Exhibit F.

         10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                  (iv) the Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

                  (i) the Buyer or the Seller may terminate this Agreement if the EPN PSA is terminated for any reason.

         (b) Effect of Termination. Except for the obligations under Sections 8, 10 and 11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

         (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases within twenty-four (24) hours following the execution of this Agreement by all Parties.

         (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Assets by the Seller or any of its Affiliates, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Assets. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Assets. If any claims are made or losses occur prior to the Closing Date that relate solely to the Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Seller or its Affiliates after the Closing, then the Seller shall use its Best Efforts so that the Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies.

         (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing the Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller; provided, however, without the prior written approval of the Seller, the Buyer and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement (i) to an Affiliate of the Buyer, including designating one or more Affiliates of the Buyer to be the assignee of some or any portion of the Assets,
(ii) in connection with granting a lien, pledge, mortgage or other security interest pursuant to a bona fide lending transaction, or (iii) pursuant to the foreclosure or settlement of any assignment made pursuant to (ii) above; provided the Seller is not released from any of its obligations or liabilities hereunder. Each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, to a qualified intermediary in connection with any transaction described in Section 9(i); provided, however, that no such assignment shall relieve any Party from any of its Obligations under this Agreement.

         (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                  El Paso Energy Partners, L.P.
                                            Attn: President
                                            4 Greenway Plaza
                                            Houston, Texas 77046
                                            (832) 676-6152

         If to the Buyer:                   El Paso Production GOM, Inc.
                                            Attn: President
                                            El Paso Building
                                            Nine Greenway Plaza
                                            Houston, Texas 77046

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Transaction Expenses. Each of the Buyer and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF. The rights and obligations created by this Agreement are separate and independent from any rights and obligations created by any Assignment. Accordingly, none of the representations, warranties, covenants or indemnities included in any Assignment shall be merged into this Agreement or otherwise restrict or limit the effect of this Agreement, but each shall survive as provided in each such agreement. To the extent that there is a conflict between the express terms of this Agreement and any Assignment, this Agreement shall control.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble.

                              EL PASO ENERGY PARTNERS, L.P.


                              By: /s/: James Lytal
                                 --------------------------
                                 President


                              EL PASO PRODUCTION GOM INC.


                              By: /s/: R.D. Erskine
                                  -------------------------
                                  President